EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-86842, 333-68291, 333-68283, 333-75953, 333-78699, 333-76823, 333-81475, 333-80815, 333-75951, 333-36894, 333-73718, 333-120793, 333-135210 and 333-140861) and Forms S-8 (Nos. 333-42015, 333-78779, 333-90042, 333-100214 and 333-144489) of AMB Property Corporation of our report dated February 23, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of AMB Property Corporation and our report dated February 12, 2007, relating to the financial statements of AMB Japan Fund I, L.P., which appear in this Form 10-K/A.

PricewaterhouseCoopers LLP

San Francisco, California
October 25, 2007